Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Registration Statement (Form S-3) and related Prospectus of NeoMagic Corporation for the registration of 2,366,491 shares of its common stock and to the incorporation by reference therein of our reports dated April 22, 2005, with respect to the consolidated financial statements and schedule of NeoMagic Corporation, NeoMagic Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of NeoMagic Corporation, included in its Annual Report (Form 10-K) for the year ended January 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

January	13, 2006